UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

________________________

Date of Report (Date of earliest event reported): July 13, 2006

Orthofix International N.V.
(Exact name of Registrant as specified in its charter)

Netherlands Antilles	0-19961	N/A
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification Number)

________________________

7 Abraham de Veerstraat
Curacao
Netherlands Antilles	N/A
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 011-59-99-465-8525

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section  1  -  Registrant's Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

Executive Employment Agreements for Alan W. Milinazzo, Thomas Hein, Raymond C. Kolls and Michael M. Finegan

On July 13, 2006 we entered into new employment agreements with each of Alan W. Milinazzo, Thomas Hein, Raymond C. Kolls and Michael M. Finegan through our subsidiary, Orthofix Inc. Each employment agreement is effective as of April 1, 2006, except for Mr. Finegan’s, which is effective as of the date executed. The agreements contain substantially similar terms, except for a few items particular to each individual, including title, level of pay and other material differences noted below. Each agreement is for an initial term lasting through April 1, 2009, with automatic one-year renewals on April 1, 2009 and April 1, 2010 unless either party notifies the other party of its intention not to renew at least 180 days prior to a renewal period as set forth in the agreement. Each agreement further provides that if a change of control (as such term is defined in each agreement) occurs after April 1, 2007, the agreement will automatically be extended for two years only from the change of control date (as such term is defined in each agreement).

Compensation

Prior to entry into these agreements, Mr. Milinazzo and Mr. Kolls were parties to separate change of control agreements with Orthofix Inc. dated September 1, 2005 and February 18, 2005, respectively, but they did not have employment agreements. Mr. Hein had an employment agreement with Orthofix Inc. dated March 1, 2003 that would have expired in March 2007 in accordance with its terms. As Mr. Finegan is a newly hired employee of the Company, he was not previously a party to any employment-related agreements with the Company.

Under the new agreements, each executive’s previous agreement terminated (with the exception of Mr. Finegan, as noted above) and each executive agreed to serve the Company and Orthofix, Inc. in the capacities noted below at the indicated compensation levels. These salary levels may only be decreased if such decrease is the result of a general reduction affecting the base salaries of all other executive officers that does not disproportionately affect the executive and does not reduce the executive’s base salary to a rate that is less than 90% of the executive’s then current base salary amount. Each executive shall be eligible to participate in the Company’s annual bonus plan, under which they may receive annual bonus compensation in an amount based on reasonable goals as determined by the Company’s Board of Directors. Amounts earned by each executive upon attainment of such goals will be targeted to equal not less than the minimum bonus indicated in the chart below in each fiscal year. Amounts actually paid to each executive will depend on whether or not the various performance metrics comprising the goals under the plan are attained, each executive having the opportunity to earn the maximum annual bonus indicated in the chart below in each fiscal year. In addition, each executive shall be eligible to receive such additional bonus or incentive compensation as established by the Company’s Board of Directors from time to time in its sole discretion.

Name	Title	Base Salary (annualized)	Minimum/Maximum Bonus (% of salary)
Alan W. Milinazzo	President and Chief Executive Officer of Orthofix International N.V.; Chief Executive Officer of Orthofix, Inc.	$430,000	50%/75%

Thomas Hein	Chief Financial Officer of Orthofix International N.V. and Orthofix, Inc.	$270,375	40%/60%

Raymond C. Kolls	Vice President, General Counsel and Corporate Secretary of Orthofix International N.V. and Orthofix, Inc.	$216,300	35%/52.5%

Michael M. Finegan	Vice President of Corporate Development of Orthofix International N.V. and Orthofix, Inc.	$245,000	35%/52.5%

In addition, the executives are eligible to receive option grants under the Company’s 2004 Long Term Incentive Plan (“LTIP”) or other stock-based compensation plans the Company may establish from time to time. Under the agreements, the executives and their eligible dependents will generally be entitled to participate in the Company’s employee benefit plans such as welfare benefit plans and savings and retirement plans to the same extent as other senior executives of the Company or by virtue of each executive’s position, salary, tenure and other qualifications.

Termination

Each agreement may be terminated as follows:

•	By mutual written agreement of the Orthofix, Inc. and the executive;
•	Upon the executive’s death;
•
By Orthofix, Inc. in the event the executive incurs a disability (as such term is defined in each agreement) for a continuous period exceeding 90 days or for a total of 180 days during any period of 12 consecutive months;

•	By the executive for good reason (as such term is defined in each agreement);
•	By Orthofix, Inc. for cause (as such term defined in each agreement) or without cause; or
•	By the executive voluntarily.

Certain Payments on Termination

In the event of termination as a result of death, disability, for good reason or without cause, the executive is entitled to receive the following:

•
Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation), such earned but unpaid amounts being paid within 30 days of termination, as well as the pro rata amount of any bonus plan incentive compensation (as such term is defined in each agreement) that would have been received had employment not terminated, such pro rata portion of bonus plan incentive compensation being paid at the same time such bonus plan incentive compensation is paid to senior executives of the Company (if termination is for reasons other than death, payment at such time can be characterized as a “short-term deferral” for purposes of Section 409A if the Internal Revenue Code; if the payment can not be so characterized, it shall be made on the latter of the severance bonus payment date (as such term is defined in each agreement) or the first day of the seventh month following termination);

•
An amount equivalent to a multiple, equaling 150% in the case of Mr. Milinazzo and 100% in the case of Mr. Hein, Mr. Kolls and Mr. Finegan, of the executive’s average annual base salary and average annual incentive bonus compensation (as calculated in the agreement in accordance with the particular definitions in the agreement). For Mr. Milinazzo, the amount increases to 200% of average annual base salary and average annual incentive compensation if the termination event is after a change of control and such termination is for good reason or without cause. For Mr. Hein, Mr. Kolls and Mr. Finegan, the amount increases to 150% of average annual base salary and average annual incentive compensation if the termination event is after a change of control and such termination is for good reason or without cause. These payments will be made in a lump sum, other than in the event of death or disability. The lump sum payment is payable within 30 days after the date of termination, but the payment will be delayed until the first day of the seventh month following the date of termination if the payment would otherwise be expected to trigger imposition of the additional tax under Section 409A of the Internal Revenue Code or similar law;

•
All stock options, stock appreciation rights or similar stock-based rights previously granted to the executive will vest in full and be immediately exercisable, and any risk of forfeiture included in restricted stock grants previously made to the executive shall immediately lapse. To the extent permitted by Section 409A of the Internal Revenue Code, if the executive’s termination is for good reason or without cause, the executive will have until the later of (1) December 31st of the year that his options or stock appreciation rights would otherwise expire due to his termination or (2) two and one-half months after the date his options or stock appreciation rights would otherwise expire, to exercise any outstanding stock options or stock appreciation rights;

•
To the fullest extent permitted by Section 409A of the Internal Revenue Code, continuation of basic employee group welfare benefits (but not pension, retirement, profit-sharing, severance or similar compensatory benefits) for the executive and his dependents substantially similar to those being received immediately prior to termination for the lesser of (1) 18 months after termination in the case of Mr. Milinazzo and 12 months after termination in the case of Mr. Hein, Mr. Kolls and Mr. Finegan (such periods of time being increased to 24 months and 18 months, respectively, in the event the termination event is after a change of control and such termination is for good reason or without cause) or (2) the period until the executive secures new employment; and

•	To the fullest extent permitted by Section 409A of the Internal Revenue Code, up to $25,000 for outplacement fees incurred by the executive.

In the event of termination for cause or as a result of voluntary termination by the executive, the executive is only entitled to receive the following:

•	Any amounts actually earned or owing through the date of termination (such as base salary, incentive compensation or accrued vacation); and

•
Any benefits under the Company’s stock plans or employee benefit plans available resulting from such termination events (including COBRA), without the agreement granting any greater rights with respect to such matters than provided for in such plans.

Section 280G

Generally, if it is determined that any amount or benefit payable to an executive under his agreement or otherwise in conjunction with such employment would give rise to liability of the executive for the excise tax imposed by Section 4999 of the Internal Revenue Code or any successor provision, then the amount or benefits payable to such executive shall be reduced in a manner mutually agreeable to the parties in writing to the extent necessary so that no portion is subject to such provisions. Such reduction shall only be made if the net amount of payments, as so reduced (and after deduction of applicable federal, state, and local income and payroll taxes on such reduced payments other than the excise tax (as such term is defined in each agreement) (collectively, the “Deductions”)) is greater than the excess of (1) the net amount of the payments, without reduction (but after making the Deductions) over (2) the amount of excise tax to which the executive would be subject in respect of such payments.

Certain Other Provisions

A change of control alone does not grant the executive any specific right to terminate his employment agreement and receive severance benefits, but it can result in increased payments in the event of termination for good reason or without cause, as described above. The agreements do not alter any rights the executives may have under previous or future option grants that provide for acceleration of options upon certain events constituting change of control (as such term is defined under the LTIP or other stock-based compensation plans and related award agreements). Orthofix, Inc.’s obligation to pay or provide any benefits under each agreement (other than any benefits as a result of death) is conditioned upon the executive signing a release of claims in favor of the Company and its affiliates. The employment agreements contain non-competition and non-solicitation covenants effective so long as the executives are employees of Orthofix, Inc. or any member of the Orthofix International N.V. parent group and for a period of one year after such employment is terminated. In the event the termination of the executives’ employment is for good reason or without cause and occurs during a change of control period (as such term is defined in each agreement), the effectiveness of such non-competition and non-solicitation covenants extends to a period of two years in the case of Mr. Milinazzo and 18 months in the case of Mr. Hein, Mr. Kolls and Mr. Finegan. The agreements also contain confidentiality and assignment of inventions provisions that last indefinitely.

The Company shall pay all reasonable legal fees and expenses of each executive’s counsel in connection with the preparation and negotiation of each employment agreement. In addition, if a dispute arises under or in connection with an executive’s agreement, the Company shall be responsible for its own fees, costs and expenses and shall pay to the executive an amount equal to all reasonable attorneys' and related fees, costs and expenses incurred by the executive in connection with the arbitration of such dispute unless the arbitrator determines that the executive (a) did not commence or engage in the arbitration with a reasonable, good faith belief that his claims were meritorious or (b) the executive’s claims had no merit and a reasonable person under similar circumstances would not have brought such claims.

We guarantee the obligations of Orthofix Inc. under each agreement.

Section  9  -  Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORTHOFIX INTERNATIONAL N.V.

By:	/s/ Raymond C. Kolls
Name:	Raymond C. Kolls
Title:	Vice President, General Counsel & Corporate Secretary

 EXHIBIT INDEX

Exhibit No.	Description of Document

10.1	Employment Agreement between Orthofix Inc. and Alan W. Milinazzo dated July 13, 2006.

10.2	Employment Agreement between Orthofix Inc. and Thomas Hein dated July 13, 2006.

10.3	Employment Agreement between Orthofix Inc. and Raymond C. Kolls dated July 13, 2006.

10.4	Employment Agreement between Orthofix Inc. and Michael M. Finegan dated July 13, 2006.